Exhibit 99.1

IDT INITIATES SPIN-OFF OF ZEDGE

Newark, NJ – March 8, 2016: IDT Corporation (NYSE: IDT) today announced that its Zedge, Inc. subsidiary (Zedge) has filed a Form 10 Registration Statement with the Securities and Exchange Commission related to the planned spin-off of IDT’s majority interest in Zedge to IDT stockholders.

Zedge provides one of the most popular content distribution platforms, worldwide, centered on self-expression. Today its platform enables consumers to personalize their mobile devices with free, high quality ringtones, wallpapers, home screen app icons and notification sounds. Currently, the Zedge smartphone app has been installed over 190 million times, has more than 33 million monthly active users and has averaged among the top 25 free applications in the Google Play store in the U.S. for the past six years.

“We are very excited to begin the process of spinning Zedge off to our stockholders,” said Howard Jonas, IDT’s Chairman. “We have incubated Zedge and aided its phenomenal growth to date, helping it to become a great social media success story. Zedge has now validated its business model and reached the point where it can best achieve its potential as an independent company with resources focused exclusively on additional growth and value creation.”

“This is a momentous milestone for us,” said Tom Arnoy, CEO and co-founder of Zedge. “I want to thank our users, employees, investors and business partners for supporting us and helping us achieve and maintain our leadership position. We look forward to continuing to deliver best of breed products and services in the world of digital self-expression and personalization.”

The Zedge spin-off is intended to be tax-free to IDT’s shareholders.  Prior to consummation of the spin-off, IDT expects to receive a legal opinion as to the spin-off’s tax-free status.

In connection with the spin-off, each IDT stockholder will receive one share of Zedge Class A common stock for every three shares of IDT Class A common stock and one share of Zedge Class B common stock for every three shares of IDT Class B common stock. Upon completion of the spin-off, we expect that IDT stockholders as of the record date will hold approximately 83 percent of Zedge.

As of March 4, 2016, there were approximately 1.6 million shares of IDT Class A common stock, and approximately 21.4 million shares of IDT Class B common stock issued and outstanding.

No action is required by IDT stockholders to receive the shares of Zedge common stock.

The Form 10 and related materials, including an information statement, are available through the Securities and Exchange Commission’s website at: https://www.sec.gov/cgi-bin/browse-edgar?company=zedge&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany&Find=Search

Zedge will apply to have the ZEDGE Class B common stock listed on the NYSE MKT under the ticker symbol “ZDGE”. Shares of IDT Class B Common Stock will continue to trade on the New York Stock Exchange under the symbol “IDT”.

Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling IDT common stock.

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About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular eponymous app for mobile content sharing and distribution. For more information on IDT, visit www.idt.net.

About Zedge, Inc.:

Zedge provides one of the most popular content distribution platforms, worldwide, centered on self-expression. Today its platform enables consumers to personalize their mobile devices with free, high quality ringtones, wallpapers, home screen app icons and notification sounds. Currently, the Zedge smartphone app has been installed over 190 million times, has more than 33 million monthly active users and has averaged among the top 25 free applications in the Google Play store in the U.S. for the past six years.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838